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                                                                    Exhibit 99.1

[TECO ENERGY LOGO]






FOR IMMEDIATE RELEASE


CONTACT:          MEDIA RELATIONS                    INVESTOR RELATIONS
                  Laura Plumb                        Mark Kane
                  813.228.1572                       813.228.1772


TECO POWER SERVICES SECURES RIGHT TO DEVELOP CITGO POWER PROJECT USING TEXACO'S PROPRIETARY TECHNOLOGY


LAKE CHARLES, LA., NOVEMBER 16, 2000 - TECO Power Services Corporation, a subsidiary of TECO Energy, Inc., announced today that a Memorandum of Understanding has been signed with CITGO Petroleum Corporation, providing for the exclusive right to develop an integrated gasification combined-cycle power plant adjacent to CITGO's Lake Charles Manufacturing Complex in Louisiana using Texaco Development Corporation's proprietary gasification technology. Texaco Power and Gasification Global, Inc. has the right to participate in the development of the project.

The proposed project is a 670-net megawatt, state-of-the-art integrated gasification combined-cycle power plant. The gasification process converts low-value hydrocarbons, such as petroleum coke, into a clean-burning synthesis gas for use in a number of industrial processes, including electricity generation.

Texaco and TPS have a long record of working together on power projects, and the Lake Charles project would build on their prior success with Tampa Electric Company's Polk Power Station in Florida, a large scale commercial integration of the gasification and combined-cycle power technologies that has been operating since 1996. TPS served as the project manager for the Polk facility, which uses the Texaco gasification process.

Under the terms of the MOU, the manufacturing complex would supply the power plant with 5,000 tons per day of petroleum coke and excess refinery fuel gas as feedstock. The plant, which would begin commercial operation in January 2005, would provide electricity to the region's wholesale energy market, as well as hydrogen and steam to CITGO for use in its manufacturing complex.




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TECO Power Services President Rick Ludwig said, "We are excited to be part of this project working with CITGO and Texaco. We see synergies of our organizations and long-term benefits for the people this plant is designed to serve. The project builds upon TPS' recent announcements over the past two months that will add more than 5,500 megawatts of generation to our domestic portfolio."

TECO Energy Chairman and CEO Bob Fagan said, "This announcement by TPS is another significant step in executing our strategy of transforming TECO Energy into a major U.S. generating company. This excellent project will provide fuel diversity and cement our gasification initiative with CITGO and Texaco."

CITGO Vice President Al Prebula said, "This development would enhance our refinery's position in the highly competitive petroleum refining business by upgrading petroleum coke into a clean and useful energy product at significant net cost savings to us."

Texaco is the global leader in gasification and has a number of units in-service worldwide.

TECO Energy (NYSE: TE) as a whole has investments in more than 10,000 megawatts worldwide, either in operation or under development. Its TPS subsidiary builds, owns and operates electric generation facilities throughout the U.S. and Central America. Domestic generating units include the Hardee Power Station in Florida, the Commonwealth Chesapeake Power Station in Virginia and the Hamakua Energy Project in Hawaii. In addition, over the last two months TPS has announced a number of additional investments, including an effective economic interest in 1,000 megawatts from two Panda Energy International projects. Earlier this week, TPS and Panda also created a joint venture to own and operate two projects in Arkansas and Arizona, constituting approximately 4,600 megawatts. Two weeks ago, TPS acquired two additional projects totaling nearly 1,200 megawatts in Mississippi and Arkansas, from GenPower LLC of Needham, Massachusetts.


NOTE:
Petroleum coke, or `pet coke', is a byproduct of the oil refining process. It can be used as a feedstock in the gasification process to produce a clean synthesis gas for use in a power plant's combustion turbine.

For more information, visit online: WWW.TECOENERGY.COM or
                                    WWW.TECOPOWERSERVICES.COM.
























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